EXPRESS, INC. FIRST QUARTER 2022 RESULTS EXCEED EXPECTATIONS; RAISES FULL YEAR 2022 OUTLOOK

•30% increase in net sales; 31% increase in consolidated comparable sales
•21% growth in eCommerce demand; on track to achieve goal of $1.0 billion in eCommerce demand by 2024
•640 basis point gross margin expansion despite a $6.0 million impact related to supply chain challenges
•Recorded the highest number of active Express Insider loyalty program members in the Company's history
•Raises full year comparable sales outlook to an increase of 8% - 10% and provides outlook for a mid-single digit increase in second quarter comparable sales

Columbus, Ohio - May 25, 2022 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the first quarter of 2022. These results, which cover the thirteen weeks ended April 30, 2022, are compared to the thirteen weeks ended May 1, 2021.

"Our first quarter results exceeded our expectations. We delivered positive comparable sales of 31%, double-digit positive comparable sales in every major category and every channel, and we recorded the highest number of active loyalty program members in the Company's history," said Tim Baxter, Chief Executive Officer.

"We have made significant progress against each one of the four foundational pillars of the EXPRESSway Forward strategy. Our brand purpose is taking hold, and as we build, activate and amplify our styling community, its reach and impact are expanding," continued Baxter.

First Quarter 2022 Highlights
•Positive comparable sales, gross margin expansion and SG&A leverage all exceeded expectations
•Increased comparable sales by 31%; drove double-digit positive comparable sales in every category and every channel
•Drove a 21% increase in eCommerce demand and saw increases across key metrics for the website and mobile app, including traffic and average order value
•Delivered gross margin expansion of 640 basis points despite the negative impact of $6 million of expense related to supply chain challenges
•Generated a 20% increase in average unit retail through increased full-price selling and reduced promotional activity
•Recorded the highest number of active Express Insider loyalty members in the Company's history

"I am energized by our momentum and this is reflected in our increased annual outlook," Baxter concluded.

First Quarter 2022 Operating Results
•Consolidated net sales increased 30% to $450.8 million from $345.8 million in the first quarter of 2021, with consolidated comparable sales up 31%
◦Comparable retail sales, which includes both Express stores and eCommerce, increased 32% compared to the first quarter of 2021
◦Comparable outlet store sales increased 30% versus the first quarter of 2021
•Gross margin was 29.2% of net sales compared to 22.8% in last year's first quarter, an increase of approximately 640 basis points
◦Merchandise margin expanded by 20 basis points despite the negative impact of $6.0 million of expense associated with ongoing supply chain challenges. Without this impact, the expansion would have been 160 basis points
◦Buying and occupancy expenses leveraged approximately 620 basis points compared to the first quarter of 2021 due to increased sales
•Selling, general, and administrative (SG&A) expenses were $141.1 million, 31.3% of net sales, versus $119.4 million, 34.5% of net sales, in last year's first quarter. The improvement in SG&A rate is driven by leveraging the increased sales.
•Operating loss was $9.1 million compared to a loss of $40.6 million in the first quarter of 2021
•Income tax benefit was $0.5 million at an effective tax rate of 3.9%. This compares to a benefit of $0.1 million at an effective tax rate of 0.2% in the first quarter of 2021. The Company's effective tax rate for the first quarter of 2022 was impacted primarily by the recording of an additional $5.0 million valuation allowance against the Company's deferred tax assets. Excluding this valuation allowance the adjusted effective rate would have been approximately 44%.
•Net loss was $11.9 million, or $0.18 per diluted share. On an adjusted basis, net loss was $7.0 million, or a loss of $0.10 per diluted share. The adjusted loss excludes the negative, non-cash impact of the deferred tax asset valuation allowance of $5.0 million. This compares to a net loss of $45.7 million, or a loss of $0.70 per diluted share, for the first quarter of 2021. On an adjusted basis, net loss was $35.7 million, or a loss of $0.55 per diluted share, in the first quarter of 2021.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $5.8 million compared to negative EBITDA of $23.8 million in the first quarter of 2021

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $37.1 million at the end of the first quarter of 2022 versus $84.1 million at the end of the first quarter of 2021
•Inventory was $371.2 million at the end of the first quarter, up 40% compared to $264.5 million at the end of the prior year’s first quarter, driven primarily by the pull-forward of purchases to mitigate supply chain challenges as well as pack-and-hold for late-arriving holiday inventory
•Short-term debt was $4.5 million and long-term debt was $203.5 million at the end of the first quarter of 2022 compared to short-term debt of $37.8 million and long-term debt of $190.0 million at the end of the prior year’s first quarter
•At the end of the first quarter of 2022, $65.8 million remained available for borrowing under the revolving credit facility
•Operating cash flow was negative $75.9 million for the thirteen weeks ended April 30, 2022, compared to negative $1.6 million for the thirteen weeks ended May 1, 2021
•Capital expenditures totaled $5.1 million for the thirteen weeks ended April 30, 2022, compared to $3.6 million for the thirteen weeks ended May 1, 2021
•Free cash flow was negative $81.0 million for the thirteen weeks ended April 30, 2022, compared to negative $5.1 million for the thirteen weeks ended May 1, 2021

2022 Outlook
This outlook is based on our strong year-to-date performance and the strength of our product, brand, customer and execution advancements, balanced against the ongoing supply chain challenges, macroeconomic pressures, geopolitical events and other uncertainties that may impact our business.
Second Quarter 2022
The Company expects the following for the second quarter of 2022 compared to the second quarter of 2021:
•Comparable sales to increase mid-single digits
•Gross margin rate to increase approximately 100 basis points
•SG&A expenses as a percent of sales to delever approximately 100 basis points, including incremental investments in technology, higher labor expenses and general inflationary pressures
•Net interest expense of $4 million
•Effective tax rate of 4%. Adjusted effective tax rate of approximately 45% after adjusting for the impact of changes in the valuation allowance recorded against deferred tax assets
Full Year 2022
The Company expects the following for the full year 2022 compared to the full year 2021:
•Comparable sales to increase 8% - 10%
•Gross margin rate to increase at least 100 basis points
•SG&A expenses as a percent of sales to be approximately flat
•Net interest expense of $14 million
•Effective tax rate of 4%. Adjusted effective tax rate of approximately 45% after adjusting for the impact of changes in the valuation allowance recorded against deferred tax assets
•Diluted earnings per share of $0.24 to $0.34. Adjusted diluted earnings per share of $0.14 to $0.20 after adjusting for the impact of changes in the valuation allowance recorded against deferred tax assets
•Capital expenditures of $50 - $55 million
•Inventory elevated in the second quarter and closer to parity with sales growth in the back half of the year
Assumptions in the Company's outlook may be affected by the continued uncertainty of the pandemic and geopolitical events and their impacts throughout the supply chain.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss first quarter 2022 results is scheduled for May 25, 2022 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available beginning at 12:00 p.m. ET on May 25, 2022 until 11:59 p.m. ET on June 3, 2022 and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of first quarter 2022 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on May 25, 2022.

About Express, Inc.
Express is a modern, multichannel apparel and accessories brand grounded in versatility, guided by its purpose - We Create Confidence. We Inspire Self-Expression. - and powered by a styling community. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com or www.upwest.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) supply chain or other business disruption, including as a result of the coronavirus; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (24) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (25) changes in tariff rates; and (26) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.'s filings with the

Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 30, 2022	January 29, 2022	May 1, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$37,140	$41,176	$84,072
Receivables, net	9,331	11,744	11,213
Income tax receivable	1,850	53,665	98,554
Inventories	371,249	358,795	264,488
Prepaid rent	5,701	5,602	4,683
Other	23,383	19,755	19,340
Total current assets	448,654	490,737	482,350

Right of Use Asset, Net	586,596	615,462	754,324

Property and Equipment	979,377	975,802	965,854
Less: accumulated depreciation	(841,137)	(827,820)	(799,389)
Property and equipment, net	138,240	147,982	166,465

Non-Current Income Tax Receivable	52,278	—	—
Other Assets	4,816	5,273	3,600
TOTAL ASSETS	$1,230,584	$1,259,454	$1,406,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$195,343	$196,628	$206,890
Accounts payable	181,318	231,974	159,013
Deferred revenue	32,833	35,985	29,861
Short-term debt	4,500	11,216	37,772
Accrued expenses	111,248	110,850	118,906
Total current liabilities	525,242	586,653	552,442

Long-Term Lease Liability	500,855	536,905	681,010
Long-Term Debt	203,483	117,581	190,025
Other Long-Term Liabilities	11,107	17,007	18,941
Total Liabilities	1,240,687	1,258,146	1,442,418

Commitments and Contingencies

Total Stockholders’ (Deficit)/Equity	(10,103)	1,308	(35,679)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,230,584	$1,259,454	$1,406,739

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
Net Sales	$450,785	$345,759
Cost of Goods Sold, Buying and Occupancy Costs	319,285	266,955
GROSS PROFIT	131,500	78,804
Operating Expenses:
Selling, general, and administrative expenses	141,093	119,393
Other operating income, net	(490)	(33)
TOTAL OPERATING EXPENSES	140,603	119,360

OPERATING LOSS	(9,103)	(40,556)
Interest Expense, Net	3,494	5,252
Other Income, Net	(200)	—
LOSS BEFORE INCOME TAXES	(12,397)	(45,808)
Income Tax Benefit	(483)	(84)
NET LOSS	$(11,914)	$(45,724)

EARNINGS PER SHARE:
Basic	$(0.18)	$(0.70)
Diluted	$(0.18)	$(0.70)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	67,211	65,200
Diluted	67,211	65,200

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 30, 2022	May 1, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,914)	$(45,724)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,172	18,497
Loss on disposal of property and equipment	10	—
Share-based compensation	2,393	2,523
Landlord allowance amortization	(157)	(77)
Changes in operating assets and liabilities:
Receivables, net	2,413	3,343
Income tax receivable	(463)	12,788
Inventories	(12,454)	(128)
Accounts payable, deferred revenue, and accrued expenses	(53,989)	(3,426)
Other assets and liabilities	(16,890)	10,624
NET CASH USED IN OPERATING ACTIVITIES	(75,879)	(1,580)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,142)	(3,562)
NET CASH USED IN INVESTING ACTIVITIES	(5,142)	(3,562)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	117,000	38,000
Repayment of borrowings under the revolving credit facility	(37,000)	(39,050)
Proceeds from borrowings under the term loan facility	—	50,000
Repayment of borrowings under the term loan facility	(1,125)	(12,404)
Repayments of financing arrangements	—	(576)
Costs incurred in connection with debt arrangements	—	(463)
Repurchase of common stock for tax withholding obligations	(1,890)	(2,167)
NET CASH PROVIDED BY FINANCING ACTIVITIES	76,985	33,340

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(4,036)	28,198
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,176	55,874
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37,140	$84,072

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating loss, adjusted net loss, adjusted diluted earnings per share, EBITDA, and free cash flow. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Loss, Net Loss and Adjusted Diluted Earnings Per Share
Adjusted operating loss, adjusted net loss, and adjusted diluted earnings per share are adjusted for certain non-recurring items that the Company does not believe are directly related to its underlying operations and may not be indicative of recurring business operations.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating loss, adjusted net loss, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business.

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, adjusted operating loss, adjusted net loss, and adjusted diluted earnings per share may differ from similarly titled measures used by other companies due to different methods of calculation. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating loss, net loss, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results provide a more complete understanding of the Company's business. A reconciliation to the most directly comparable GAAP measure are set forth below:

	Thirteen Weeks Ended April 30, 2022
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(9,103)		$(11,914)	$(0.18)	67,211
Valuation allowance on deferred taxes (a)	—	4,953	4,953	0.08
Adjusted Non-GAAP Measure	$(9,103)		$(6,961)	$(0.10)
a.Valuation allowance provided against 2022 losses.

	Thirteen Weeks Ended May 1, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(40,556)		$(45,724)	$(0.70)	65,200
Valuation allowance on deferred taxes (a)	—	9,977	9,977	0.15
Adjusted Non-GAAP Measure	$(40,556)		$(35,747)	$(0.55)
a.Valuation allowance provided against 2021 losses.

EBITDA
EBITDA is defined as net loss before interest expense (net of interest income), income tax benefit and depreciation and amortization expense.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA is a supplemental measure of operating performance that the Company believes is a useful measure to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan.

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. EBITDA excludes certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended
(in thousands)	April 30, 2022	May 1, 2021
Net loss	$(11,914)	$(45,724)
Interest expense, net	3,494	5,252
Income tax benefit	(483)	(84)
Depreciation and amortization	14,736	16,754
EBITDA (Non-GAAP Measure)	$5,833	$(23,802)

Free Cash Flow
Free cash flow is defined as cash used in operating activities less capital expenditures.
How These Measures Are Useful
Management believes that free cash flow provides useful information regarding liquidity as it shows our operating cash flows less cash reinvested in the business (capital expenditures).

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, free cash flow may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. These measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of free cash flow to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended
(in thousands)	April 30, 2022	May 1, 2021
Net cash used in operating activities	$(75,879)	$(1,580)
Less:
Capital expenditures	(5,142)	(3,562)
Free Cash Flow (Non-GAAP Measure)	$(81,021)	$(5,142)

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2022 - Actual			April 30, 2022 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(2)	344
Outlet Stores	—	(1)	202
Express Edit Stores	1	(1)	5
UpWest Stores	3	—	10
TOTAL	4	(4)	561	4.7 million

Second Quarter 2022 - Projected			July 30, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	—	344
Outlet Stores	—	—	202
Express Edit Stores	1	—	6
UpWest Stores	4	—	14
TOTAL	5	—	566	4.7 million

Full Year 2022 - Projected			January 28, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(12)	334
Outlet Stores	—	(3)	200
Express Edit Stores	6	(1)	10
UpWest Stores	9	(1)	15
TOTAL	15	(17)	559	4.6 million